Exhibit 99.1

March 20, 2009

Dear Shareholder:

If you participated in the initial common stock offering of Bank of New Jersey, for each five shares of stock purchased you were issued a warrant to purchase a share of Bank common stock for $24.00 through the expiration date, May 8, 2009.

As a result of our holding company reorganization and stock split and distribution, the warrants have been adjusted to provide each holder the right to purchase 2.2 times as many shares of the common stock of the Bank’s holding company, Bancorp of New Jersey, Inc., for $10.91 per share. See the illustration below.

Today, we are announcing that we have extended the expiration date of the warrants to 5:00 PM Eastern time on September 15, 2009. We have extended the expiration date in accordance with the terms of the governing warrant agreement.

The following is an illustration of how the warrants have been adjusted:

A shareholder who purchased 500 shares of Bank common stock in our initial offering would have received warrants to purchase 100 shares of Bank common stock at $24.00 per share.

Resultant from a 10% stock distribution issued on January 15, 2007, the shareholder warrants would have been adjusted to provide the holder with the right to purchase 110 shares of Bank common stock at $21.82 per share.

Resultant from the 2 for 1 stock split of December 31, 2007, the shareholder warrants would have been further adjusted to provide the holder with the right to purchase 220 shares of Bancorp common stock at $10.91 per share.

Warrants must be exercised in accordance with the warrant certificates and warrant agreement. All unexercised warrants will become null and void after 5:00 PM Eastern time on September 15, 2009. Except for the extension of the expiration date, all terms of the warrant certificates and warrant agreement remain in full force and effect.

If you have any questions or would like to obtain copies of our prospectus or other documents, please contact Connie Caltabellatta at 201-944-8600.

Sincerely,

/s/ Albert F. Buzzetti
Albert F. Buzzetti
President